STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (the "Agreement") is entered into as of April 3, 2019 (the "Effective Date") by and between **12 RETECH CORPORATION**, a Nevada corporation (the "Company"), and **DOMINICK D'ALLEVA**, an individual ("Shareholder"), with reference to the following facts:

RECITALS

WHEREAS, Shareholder is the holder of 6,250,000 shares of the Company's common stock ("Common Stock");

WHEREAS, the Company has authorized a series of convertible preferred stock of the Company designated as Series D-2 Convertible Preferred Stock (the "Series D-2 Preferred"), the terms of which are set forth in the certificate of designations, preferences and rights for such series of preferred stock (the "Series D-2 Certificate") in the form attached hereto as Exhibit A;

WHEREAS, the Company desires to sell to Shareholder, and Shareholder desires to purchase from the Company 318,750 shares of the Company's Series D-2 Convertible Preferred Stock (the "Series D-2 Preferred") in exchange for all of the shares of Common Stock held by Shareholder; and

WHEREAS, the Company believes that it is in the best interests of its stockholders and the Company to exchange the Common Stock for the Series D-2 Preferred on the terms set forth herein.

NOW THEREFORE, for and in consideration of the covenants set forth in this Agreement and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Exchange of Preferred Stock.

a. Authorization**.** As of the Closing (as defined below) the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of 318,750 shares of Series D-2 Preferred having the rights, preferences, privileges and restrictions set forth in the Series D-2 Certificate.

b. Agreement to Exchange Shares. The Company agrees to sell to Shareholder at the Closing, and Shareholder agrees to purchase from the Company at the Closing, 318,750 shares of Series D-2 Preferred in exchange for 6,250,000 shares of Common Stock and upon the terms and conditions set forth in this Agreement.

c. Common Stock Replaced and Superseded. Shareholder hereby acknowledges and agrees that, effective upon the Company's and Shareholder's execution and delivery of this Agreement, the Company shall have no further obligations or liabilities with respect to the Common Stock and that such obligations shall be immediately deemed satisfied in full and terminated in its entirety and shall be replaced and superseded by the obligations set forth in the Series D-2 Certificate.

2. Closing.

a. The purchase and sale of the Series D-2 Preferred will take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and Shareholder mutually agree upon, orally or in writing (which time and place are hereafter referred to in this Agreement as the "Closing"). At or promptly following the Closing, the Company will deliver to Shareholder a certificate, or evidence of issuance to book entry satisfactory to Shareholder, representing the Series D-2 Preferred that Shareholder has agreed to purchase hereunder.

b. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to effect the transaction as set forth in this Agreement.

3. General Provisions.

a. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

b. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law (whether of the State of Nevada or any other jurisdiction).

c. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

e. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by reputable air courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or e-mail as a PDF, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by e-mail at the address designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service or on the fifth business day after deposited in the mail, in each case, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Company, to:

12 RETECH CORPORATION

[redacted]

[redacted]

If to Shareholder, to the address set forth on the signature page hereto:

f. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Shareholder.

g. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

h. Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

i. Further Assurances. From and after the date of this Agreement, upon the request of Shareholder or the Company, the Company and the Shareholder shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[*Signature page follows*]

IN WITNESS WHEREOF, the parties have caused their respective signature page to this Stock Exchange Agreement to be duly executed as of the Effective Date.

COMPANY:

12 RETECH CORPORATION

[redacted]

SHAREHOLDER:

DOMINICK D'ALLEVA

[redacted]

IN WITNESS WHEREOF, the parties have caused their respective signature page to this Stock Exchange Agreement to be duly executed as of the Effective Date.

[redacted]

COMPANY:

[redacted]

12 RETECH CORPORATION

[redacted]

SHAREHOLDER:

[redacted]

DOMINICK D'ALLEVA

[redacted]

[redacted]

<u>EXHIBIT A</u>

CERTIFICATE OF DESIGNATION OF
SERIES D-2 CONVERTIBLE PREFERRED STOCK